COMMON STOCK PURCHASE AGREEMENT
                        -------------------------------

This agreement is entered into this 20th day of February, 1998 by and between Golf Universe, Inc., A Florida Corporation, (hereinafter referred to as "Seller"), and LCS Golf, Inc., a Delaware Corporation, (hereinafter referred to as "Buyer").

WHEREAS, Seller owns or controls 100,000 shares of the common capital stock of Golf Universe, Inc., a Florida Corporation incorporated in 1996 sold 100,000 shares in total being 100% of the common capital shares of Golf Universe, Inc., and has agreed to sell said shares to Buyer, and,

Whereas, Buyer is desirous of buying the shares so owned by Seller, said sale and purchase to be upon the terms and conditions set forth herein,

NOW, THEREFORE, for mutual consideration set out herein, and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

                               THE PURCHASE PRICE

1. Seller agrees to sell to Buyer and Buyer agrees to purchase from Seller 100,000 shares of the issued and outstanding common stock of Golf Universe, Inc. (hereinafter referred to as the "Corporation") such shares constituting all of the issued and outstanding common shares of the Corporation for a total purchase price of (1) 200,000 shares of the common capital stock of Buyer and (2) $100,000 in cash.

1.1 The cash portion of the purchase price shall be payable in four quarterly installments of $25,000 each, contingent upon and commencing on the date on which Buyer has raised $750,000.00 from a proposed stock offering by the Buyer, which offering shall be promulgated pursuant to Regulation D. Rule 504 of the U.S. Securities and Exchange Act.

1.2 The stock portion of the purchase price shall be delivered as follows:
200,000 shares upon execution of this agreement shall be transferred to the escrow of Don A. Paradiso, P.A., a Florida law firm, to be held in escrow for the benefit of Mr. Rene von Richthofen pending transfer to him at such time as the first payment in the amount of $25,000 due under this agreement has been transferred to the Seller, and the shares in the Buyer's company due the Seller from the Buyer have been transferred to the Seller. No refund in any portion of the purchase price paid shall be made to the Buyer if the Buyer defaults on it's obligations under this agreement.

1.3 The parties also agree that Rene von Richthofen will oversee Golf Universe, Inc. operations and LCS Golf, Inc. will fund Golf Universe, Inc. operations, to include Mr. von Richthofen's salary, secretarial expenses, office rental, and other routine office expenses in the amount of $5,000.00 per month. Said funding shall commence on May 1, 1998. The payments shall be increased to $8,000.00 per month, representing an increase of $3,000.00 per month to Mr. von Richthofen's salary after three months from the date of the first payment, therefore commencing with the fourth monthly payment.

1.4 Buyer shall deliver into escrow upon the execution of this agreement 200,000 shares of the common capital stock of Buyer. In the event Seller cannot also deliver into escrow all of the documents and shares of stock in Seller required hereunder for delivery to the Buyer at the time of execution of this agreement, then this agreement shall be deemed automatically terminated. Rene von Richthofen shall continue in his capacity as President of and shall be elected a Director of Golf Universe. Inc. by Buyer. Should Mr. von Richthofen voluntarily leave the employ of Golf Universe, Inc. prior to the expiration of one year from the effective date of this agreement, Seller agrees to forfeit back to Buyer 100,000 of the 200,000 shares of Buyer due to Seller under the express terms of this agreement.

1.5 Seller shall deliver into escrow to be held in escrow until the entire purchase price has been paid therefore certificates representing the shares of the Corporation to be sold hereunder duly endorsed so as to make the Buyer or it's designee the sole holder thereof, free and clear of all claims and encumbrances. The shares are not registered under the Securities Act of 1933 as amended (the "Act"). The shares will be subject to a usual and appropriate stop transfer order on the books and records of the transfer agent pertaining to securities not registered under the Act.

1.6 Seller agrees that 100% of the cash portion of the purchase price being $100,000 shall be used to repay corporate loan obligations owed by Golf Universe, Inc. to Rene von Richthofen. In addition, Buyer agrees to transfer the 200,000 shares of LCS Golf, Inc. directly to Rene von Richthofen.

                           REPRESENTATIONS OF SELLER

2. Seller hereby represents and warrants, to the extent of the facts known to the parties, that, effective this date, the representations listed below are true and correct:

2.1 The common shares of the Corporation sold under this agreement will be free from all claims, liens, or other encumbrances, including any claim of Seller in and to the said shares, and Seller have the unqualified right to transfer and dispose of such shares.

2.2 The Corporation's authorized capital stock is 100,000 shares, $0.001 (one mil) par value. All of the issued and outstanding shares of the Corporation are validity issued, fully-paid and nonassessable. The Seller shall deliver to the Buyer the Corporation's Certificate of Incorporation, Articles of Incorporation, and By-Laws, along with a Certificate of Good Standing valid as of the date of this agreement.

2.3 To the best of the Seller's knowledge, there are no actions, suits, proceedings or investigations, pending or threatened in law or in equity, or before any governmental body whatsoever, which may result in any material adverse change in the business operations, properties or assets, or in the condition, financial or otherwise, of the Corporation.

2.4 The Corporation has complied to the best knowledge of the Seller in all material respects with all laws, regulations and orders applicable to the Corporation's business. The Corporation has no debts, liabilities or obligations of any kind or nature whatsoever, whether contingent or fixed, liquidated or unliquidated which have not been disclosed to the Buyer. Upon receiving payment hereunder, the Seller shall submit to the Buyer certified minutes appointing such Directors of the Corporation as the Buyer designates, and financial statements of the Corporation current to December 31, 1997.

2.5 The execution and carrying out of this agreement does not violate the corporate charter of the Corporation.

                            REPRESENTATIONS OF BUYER


3. Buyer is purchasing the shares of the Corporation for investment purposes and not with a view toward distribution. Buyer understands that any shares being purchased pursuant to this agreement may be restricted shares, as that term is defined in Rule 144 under the Securities Act of 1933 of the United States of America and the certificates evidencing ownership of such shares shall contain restrictive legends, if necessary to such effect.

                               GENERAL PROVISIONS

4. Certain documents may be delivered subsequent to the date of this agreement upon the mutual agreement of the parties hereto. Stock certificates, duly endorsed in blank, shall be provided to the Buyer and Seller at the execution of this agreement.

4.1 Any failure on the part of any party hereto to comply with any of its obligations agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

4.2 Any and all disputes and differences between and among the parties with respect to the construction or performance of this agreement shall be resolved by arbitration before a one-arbitrator panel of the American Arbitration Association in Miami, Florida.

4.3 This agreement shall be governed by the laws of the State of Florida.

4.4 This is the entire agreement of the parties. This agreement supercedes all previous contracts either oral or written before the date of this agreement between the parties. This agreement shall be binding upon the heirs, successors and assigns of the parties hereto. There are no oral promises, conditions or inducements to the execution hereof.

4.5 Each party hereto shall bear all expenses, costs and fees incurred or assumed by it in connection with the preparation and execution of this agreement whether or not the sale and purchase herein provided for shall be in fact effectuated.

4.6 The descriptive headings contained in this agreement are inserted for convenience only and are of no force and effect whatsoever.

4.7 For the convenience of the parties, any number of counterparts of this agreement may be executed by any one or more parties hereto and each such executed counterpart shall be and shall be deemed to be an original instrument, and to have the force and effect of an original but all of which shall constitute, and shall be deemed to constitute in the aggregate but one and the same instrument.

4.8 The Buyer and the Seller convenant and agree, each with the other, that any such party hereto shall from time to time execute and deliver all such further instruments or documents and shall take or cause to be taken such further action or actions as may be reasonably deemed necessary in order to carry out the intent and purposes of this agreement.

IN WITNESS WHEREOF, the parties have executed this Agreement the day and year first above written.

BUYER:


/s/ Michael D. Mitchell
-----------------------------------
LCS GOLF, INC.
by: Dr. Michael D. Mitchell, President


SELLER:


/s/ Rene von Richthofen
----------------------------------
Golf Universe, Inc.
by: Rene von Richthofen, President